Exhibit 10.44
FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is entered into as of the 31st day of December, 2004, by and between DENVER-STELLARASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and WESTERN GAS RESOURCES, INC., a Delaware corporation ("Tenant").
RECITALS
A.Landlord and Tenant entered into an Office Lease dated as of July 30, 2002 (the "Original Lease") wherein Landlord leased to Tenant and Tenant leased from Landlord approximately 81,189 square feet of rentable area (the "Original Premises") located on the ninth (9th) through the twelfth (12th) floors of the building (the "Building") located at 1099 - 18th Street, Denver, Colorado 80202, and further described as Suite 1200.
B.The Original Lease was amended by First Amendment to Lease dated as of September 10, 2002 ("First Amendment") pursuant to which Landlord and Tenant confirmed the Commencement Date and Base Rent, among other matters, (ii) Second Amendment to Lease dated as of July 23, 2004 ("Second Amendment") pursuant to which certain Tenant parking rights were amended, and (iii) Third Amendment to Lease dated as of November 1, 2004 pursuant to which Tenant leased an additional 12,000 square feet of rentable area located upon the sixteenth (16th) floor of the Building described as the First Added Premises. The Original Lease as amended by the First Amendment, Second Amendment and Third Amendment is herein referred to as the "Lease".
C.Tenant has requested and Landlord is willing to lease an additional 1,928 square feet of rentable area located on the sixteenth (16th) floor of the Building, contiguous to the First Added Premises and which is depicted on Exhibit A-1 attached hereto and incorporated herein by this reference (the "Second Added Premises").
D.Landlord and Tenant are the sole parties in interest under the Lease.
E.Landlord and Tenant now desire to amend the Lease in the manner and form set forth herein.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:
1.Second Added Premises. Effective as of the date (the "Second Added Premises Commencement Date"), the Second Added Premises are Ready for Occupancy (hereinafter defined) or would have been Ready for.Occupancy in the absence of any SAP Tenant Delay (hereinafter defined), the Second Added Premises shall be added to the Premises for the balance of the Term, upon and subject to all of the terms, covenants and conditions of the Lease, as amended herein. Landlord and Tenant acknowledge that the Premises will consist of approximately 95,117 square feet of rentable area after the addition of the Second Added Premises.
2.Base Rent. Effective as of the Effective Date, the Base Rent to be paid by Tenant to Landlord shall be amended as follows:

(a)	From the Commencement Date through and until September 17, 2003:
Zero Dollars ($0.00) (on the Original Premises)

(b)	From September 18, 2003 through and including January 31, 2005:
$1;653,819 per annum payable in monthly installments of $137,818.33 (on the Original Premises)*

(c)	From February 1, 2005**@ through and until February 28, 2005:
$1,653,819.96 per annum payable in monthly installments of $137,818.33 (on the Original Premises) *; and
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises)

(d)	From March 1, 2005**@ through and until March 31, 2005:
$1,653,819.96per annum payable in monthly installments of $137,818.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises); and
$0.00 per annum payable in monthly installments of $0.00 (on the Second Added Premises)

(e)	From April 1, 2005"'*@through and until December 31, 2005:
$1,653,819.96 per annum payable in monthly installments of $137,8 l 8.33 (on the Original Premises);
$183,330.00 per annum payable in monthly installments of $15,277.50 (on the First Added Premises); and
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises)

(f)	From January 1, 2006 through and until December 31, 2010:
$1,653,819.96 per annum payable in monthly installments of $137,8 l 8.33 (on the Original Premises);
$244,440.00 per annum payable in monthly installments of $20,370.00 (on the First Added Premises); and
$39,832.56 per annum payable in monthly installments of $3,319.38 (on the Second Added Premises)
*    The Base Rent payable through March, 2005, is subject to a credit against Base Rent pursuant to Paragraph 2 of the First Amendment.
**    Or, with respect to the First Added Premises only, the First Added Premises Commencement Date, whichever is later.
@    Or, with respect to the Second Added Premises only, the Second Added Premises Commencement Date, whichever is later.
3.Additional Rent.
(a)Original Premises. In addition to paying the Base Rent specified in paragraph 2 above, Tenant shall pay as "additional rent" with respect to the Original Premises the amounts determined in accordance with the provisions of paragraph 4 of the Original Lease.
(b)First Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" with respect to the First Added Premises an amount determined in accordance with the provisions of paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the First Added Premises shall mean 2.33% (12,000/514,000).
(c)Second Added Premises. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as "additional rent" with respect to the Second Added Premises an amount determined in accordance with the provisions of paragraph 4 of the Original Lease based upon: (i) the "Operating Expense Base Amount" meaning the amount (on a per rentable square foot basis), of Operating Expenses incurred by Landlord during

Calendar Year 2005, as they may be adjusted pursuant to Subparagraph 4(a)(vii)(A) of the Original Lease, and (ii) the "Tax Base Amount" meaning the amount (on a per rentable square foot basis) of Taxes incurred by Landlord during Calendar Year 2005. Tenant's Proportionate Share with respect to the Second Added Premises shall mean 0.38% (1,928/514,000).
(d)Calculation. Tenant's Proportionate Share under subparagraphs 3(a), 3(b) and 3(c) are calculated on the basis of the rentable area of the Building consisting of 514,000 square feet which is approximately 95% of the Building's actual rentable area. The Base Rent and additional rent are sometimes herein collectively referred to as the "rent". All amounts of additional rent shall be payable in the same manner and at the same place as the Base Rent.
4.Acceptance and Improvements of Second Added Premises.
(a)Acceptance of Second Added Premises. Tenant acknowledges that it has had the opportunity to inspect the Second Added Premises and agrees to accept the Second Added Premises in its current "as is" condition without any obligation upon Landlord to complete improvements to the Second Added Premises or to provide any allowance for the completion of such improvements, except as provided in this Paragraph 4.
(b)Preliminary Information and Plans. Landlord has heretofore delivered to Tenant for use by Tenant's architect or engineer, such plan or plans and other information with respect to the Second Added Premises and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's layout plans for the Second Added Premises. Receipt of all such information is hereby acknowledged by Tenant.
(c)Tenant's SAP Layout Plans. Tenant shall cause to be prepared at Tenant's expense and, not later than 12:00 noon (Denver time), January 5, 2005, shall deliver to Landlord one mylar and two black line prints of complete and final architectural working drawings (which shall be 1/8" scale), three copies of all specifications and two (2) non copyrighted CADD disks, prepared by an architect or space planner approved by Landlord ("Tenant's SAP Layout Plans") for the construction and finishing of the Second Added Premises. Tenant's SAP Layout Plans shall (i) include the layout of Tenant's furniture, fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment (iii) be signed and sealed by an architect licensed by and registered in the State of Colorado ("Tenant's Architect''), and (iv) conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. Tenant's SAP Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed (and may be disapproved by Landlord only in the event that the proposed Tenant's SAP Layout Plans violate any governmental regulations; adversely affect the Building's structure, electric, or mechanical systems (in Landlord's sole opinion with respect to adverse affect on electric and mechanical systems); intrude on the Building's Common Area; or are visible from the Building's Common Area), and such plans shall be deemed modified to take account of any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant SAP Layout Plans are approved within five (5) business days after their delivery to Landlord, provided that Tenant's SAP Layout Plans shall be deemed to be approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within five (5) business days of their receipt by Landlord stating the reason for disapproval of such Plans. Tenant's SAP Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final SAP Layout Plans". Landlord and Tenant agree that they will each use their good faith efforts to mutually agree upon the Final SAP Layout Plans on or before January 19, 2005. Concurrently with delivery of Tenant's SAP Layout Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet-and consult with Landlord at the Second Added Premises respecting the matters-.which are the subject of this Paragraph 4 and who, as between Landlord and Tenant,'"shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Paragraph 4; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant. Landlord's designated individual who will have the same rights and obligations to Tenant as Tenant's designee has to Landlord, will be Garth R. D. Tait and/or Jean McDonald.
(d)SAP Engineering Plans. Landlord shall direct its engineers to prepare at Tenant's expense and, not later than fifteen (15) business days after approval or deemed approval by Landlord of the Final SAP Layout Plans, shall deliver to Tenant mechanical, electrical and fire protection engineering drawings and specifications ("SAP Engineering Plans"), based on the Final SAP Layout Plans (and such pertinent additional information as shall have been submitted by Tenant with Tenant's SAP Layout Plans or as requested by Landlord), as may be required to complete the Second Added Premises in accordance with the Final SAP Layout Plans. As soon as reasonably possible, and in any event within five (5) days after submission to Tenant by Landlord of the SAP Engineering Plans, Tenant shall give its written approval thereof if they are in substantial conformity with or a direct extension of the Final SAP Layout Plans, otherwise such approval shall not be unreasonably withheld; however, the SAP Engineering Plans shall be deemed to have been approved by Tenant unless Tenant shall have notified Landlord in writing to the contract within five (5) days of their receipt by Tenant, stating in which respects such plans fail to conform with the Final SAP Layout Plans. The SAP Engineering Plans shall be deemed to have been approved by Tenant if they are returned by Tenant with specified changes noted and such changes are made, whether or not approval is thereafter specifically noted on the SAP Engineering Plans so changed.
(e)Completion by Landlord. Landlord shall, at Tenant's expense, payable out of the SAP Allowance, in a good and workmanlike manner, cause the Second Added Premises to be improved and completed in accordance with the Final SAP Layout Plans and the SAP Engineering Plans (herein referred to together with architectural and engineering services as the "SAP Tenant Work'') (such plans are hereinafter together called the "SAP Construction Plans"). Landlord reserves the right however: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's approval of any such change shall first be obtained (which approval for matters other than selection of finish materials shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final SAP Layout Plans). The SAP Tenant Work shall be furnished, installed and performed by Landlord at Tenant's cost for an amount (hereinafter called the "SAP Tenant Improvements Costs") equal to Landlord's out-of-pocket contract or purchase price or prices to be paid by Landlord to architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and services applied to the SAP Tenant Work, plus applicable sales taxes and without, however, any construction management fee payable to Landlord or its affiliates. Landlord and Tenant agree to select two (2) general contractors from the following list of three mutually acceptable general contractors to submit guaranteed maximum price bids for the SAP Tenant Work based upon reviews of the SAP Construction Plans: Foothills Construction, Jordy Construction, and RB Construction Corporation. The general contractors submitting bids shall be required to provide an AIA Statement of Qualification and have a designated project manager for the SAP Tenant Work with (at a minimum) a "B" class license within the City and County of Denver (the "City"). Landlord agrees to obtain bids from the two mutually selected general contractors for the completion of the SAP Tenant Work. Landlord agrees to select the contractor submitting the lowest bid; provided, however, in the event the bids are within two percent (2%) of the lowest bid, Tenant shall have the right to select the general contractor. Landlord currently estimates that the SAP Tenant Work can be completed Ready for Occupancy by March 1, 2005 (subject to delays beyond Landlord's control), provided the Final SAP Layout Plans are completed on or before 5:00 p.m. (Denver time), January 19, 2005. "Ready for Occupancy" shall mean (i) the date on which Landlord has substantially completed the SAP Tenant Work in accordance with the SAP Construction Plans and in substantial compliance with all applicable laws, regulations, and codes, as certified to Tenant in writing by Landlord's architect, Lewis Himes & Associates ("Landlord's Architect''), Landlord and the General Contractor, in accordance with the SAP Construction Plans; (ii) a permanent or temporary certificate of occupancy or other reasonable evidence of approval has been issued by the City permitting the use and occupancy of the Premises subject only to Punch List (defined below) items and Tenant Installations (defined below); and (iii) the services and systems required to be provided to the Second Added Premises are in operation and have passed ins3ection by the appropriate governmental authority required for issuance of a permanent or temporary certificate of occupancy for the Second Added Premises.
The contract between Landlord and the general contractor will provide for a guaranteed maximum price ("GMP"), and the GMP can.not be exceeded without the execution of a change order approved in writing by Tenant, provided such approval will not be unreasonably withheld.
(f)Access; Acceptance of Work. Landlord shall afford Tenant and its employees and agents (each herein referred to as a "Tenant Party") access to the Second Added Premises at reasonable times prior to the occupancy of the Second Added Premises only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the SAP Tenant Work. Tenant shall advise Landlord promptly of any objection to the construction of the SAP Tenant Work. Landlord shall provide Tenant and its agents with access to the Second Added Premises at least fifteen (15) days prior to the Second Added Premises Commencement Date for the purpose of installing furniture and equipment (the "Tenant Installations"). Tenant shall not interrupt the completion of the Tenant Work during completion of Tenant Installations. Tenant' shall indemnify and hold Landlord and its partners, agents, servants, employees and general contractor (each herein referred to as an "SAP Tenant Work Indemnified Party") harmless from any and all claims, losses, damages, fines and penalties incurred by an SAP Tenant Work Indemnified Party including, but not limited to, reasonable attorneys' fees that in any way result from a Tenant Party's negligent and/or willfully wrongful activities within the Second Added Premises during completion of the SAP Tenant Work or Tenant Installations. Within fifteen (15) days after the SAP Tenant Work is completed, Landlord and Tenant shall prepare a mutually agreed upon list ("Punch List") of items of the SAP Tenant Work that needs to be corrected or repaired. Landlord agrees to cause the items set forth in the Punch List to be corrected or repaired within thirty (30) days after the date the Punch List is prepared. As used in this Paragraph 4, "Punch List" items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the Second Added Premises.
(g)Payment of SAP-Tenant Improvements Costs. Landlord shall provide an allowance for the payment of the SAP Tenant Improvements Costs and Tenant's out-of-pocket expenses to complete voice and data cabling at the Second Added Premises and the cost of physically moving into the Second Added Premises (the "Tenant Related Costs"), in an amount equal to Thirty-Eight Thousand Five Hundred Sixty and No/100 Dollars ($38,560.00) (the "SAP Allowance"). Tenant shall pay for all SAP Tenant Improvements Costs exceeding the SAP Allowance within ten (10) days after Landlord's delivery of written request for payment; provided, however, that Landlord may require that, before Tenant commences the SAP Tenant Work, Tenant to pay to Landlord fifty percent (50%) of the amount that the SAP Tenant Improvements Costs exceed the SAP Allowance as reasonably estimated by Landlord (collectively, the "SAP Deposit"). The SAP Deposit shall be applied against the last completed SAP Tenant Work. In the event an unused balance remains from either the SAP Deposit and/or the SAP Allowance after completion of all SAP Tenant Work and the payment of all SAP Tenant Improvements Costs, Landlord agrees (i) to pay to Tenant the unused balance of the SAP Deposit within thirty (30) days after the SAP Tenant Work is completed; (ii) to reimburse Tenant for Tenant Related Costs within fifteen (15) days after Tenant delivers reasonable evidence of such expenditures to Landlord, (iii) to apply the unused portion of the SAP Allowance toward the payment of Base Rent for the Second Added Premises, up to an amount not to exceed $6,539.13: and (iv) to apply the balance off any unused portion of the SAP Allowance to reimburse Tenant for the payments incurred by Tenant in connection with the alterations described in Paragraph 10 of this Fourth Amendment, within fifteen (IS) days after Tenant delivers reasonable evidence of such expenditures to Landlord. Tenant shall not be entitled to payment of any remaining SAP Allowance after the payment of Tenant Related Costs, Base Rent, and the costs described in clause (iv) above. Tenant shall be deemed to have waived any such excess SAP Allowance.
(h)Second Added Premises Commencement Date. Except as provided below, if Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this Fourth Amendment) fail to cause the SAP Tenant Work to be completed on or before March I, 2005 or any other date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Tenant's obligation to pay the Base Rent and additional rent pertaining to the Second Added Premises shall commence on the Second Added Premises Commencement Date, and such failure to cause the SAP Tenant Work to be completed on or before March 1, 2005, or any other date, shall not in any other way affect the validity or continuance of the Lease as amended herein. The term "SAP Tenant Delay" shall mean any act or omission of Tenant, its agents, servants, employees or contractors, which has the effect of hindering or delaying the completion of the SAP Tenant Work including (a) any delay caused by failure of Tenant to deliver Tenant's SAP Layout Plans on or before January 5, 2005; (b) unreasonable failure to mutually agree upon the Final SAP Layout Plans on or before January 19, 2005; (c) any delay which is caused by changes in the SAP Tenant Work requested by Tenant after mutual approval of the Final SAP Layout Plans; (d) any delay which is caused by any unreasonable failure by Tenant, without regard to any grace period applicable thereto, promptly to furnish to Landlord any required information, approval or consent or caused by any good faith reluctance on the part of Landlord to approve any information required to be submitted by Tenant and approved by Landlord (provided that such disapproval is permitted pursuant to Subparagraph 4(c) above); or (e) any delay which is caused by the performance of any work or activity in the Second Added Premises by Tenant or any of its employees, agents or contractors, including, but not limited to, Tenant Installations. Tenant also shall pay to Landlord, within 10 days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the Second Added Premises resulting from any SAP Tenant Delay, to the extent such cost is not covered by the SAP Allowance. Notwithstanding the foregoing, if the Second Added Premises Commencement Date does not occur by May 31, 2005, as such date is extended for any SAP Tenant Delay, but not for any other delay, whether or not caused by Landlord, Tenant may terminate its lease of the Second Added Premises pursuant to this Fourth Amendment. Landlord agrees to notify Tenant, in writing, within seven (7) days after the occurrence of any SAP Tenant Delay.
5.Tenant's Second Partial Termination Option. The provisions of subparagraph S(d) of the Third Amendment are amended to provide in their entirety as follows:
(d)Tenant's Proportionate Share shall be decreased by 15.8%(81,189 square feet of rentable area divided by 514,000) to 2.71%, and
6.Parking. Beginning on the first day of the calendar month following the Second Added Premises Commencement Date, Exhibit "D" attached to the Original Lease shall be amended to reflect that Landlord shall provide Tenant with an option to lease up to two (2) additional unreserved parking spaces in the Parking Garage located under the Building at the prevailing market rate quoted from time to time by the Operator. Tenant's option to use these parking spaces will not be affected by Tenant's exercise of the Second Partial Termination Option.
7.Brokerage. Landlord and Tenant acknowledge and agree that: (i) Landlord has been represented in connection with this Fourth Amendment by Agent and by Silverbrae Holdings, Inc. ("SHI") as Landlord's agents, and (ii) Tenant has been represented in connection with this Fourth Amendment by The Staubach Company ("Staubach") as Tenant's agent. Tenant agrees to indemnify, defend and. hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Fourth Amendment, made by any broker or finder (other than Agent, Tait and Staubach) who claim to have dealt with or communicated to Tenant in connection with this Fourth Amendment provided that Landlord has not in fact retained such broker or finder. Landlord agrees to pay Agent, Tait and Staubach pursuant to the terms of separate agreements, for their-services rendered in connection with this Fourth Amendment.
8.Subordination.
(a)Landlord agrees to use good faith efforts to obtain from the present beneficiaries of the Existing Mortgages (as defined in Paragraph 18 of the Original Lease) a non-disturbance agreement in recordable form, substantially in the forms of Exhibits H-1, H-2, and H-3 to the Original Lease, respectively, with respect to the Second Added Premises. Landlord represents that the beneficiaries of such Existing Mortgages are SFI I and Newpar (as each is defined in Subparagraph 18(a) of the Original Lease) and Prudential Retirement Insurance and Annuity, as the successor-in-interest to CGLIC (as defined in such Subparagraph 18(a)).
(b)Landlord hereby confirms its agreement to and obligations pursuant to Subparagraphs 18(b) and (c) of the Original Lease. Landlord agrees that Tenant's obligation to subordinate to any "future mortgage" (as defined therein) shall be conditioned upon Landlord obtaining for and delivering to Tenant an agreement in recordable form and in a form reasonably acceptable to Landlord, Tenant, and the holder of such future mortgage for the Second Added Premises (which shall not diminish Tenant's rights of offset provided in subparagraph 26(h) of the Original Lease), executed by the holder of any such future mortgage.
9.Authority of Tenant. Tenant represents to Landlord that Tenant has not made any assignment, sublease, transfer or other disposition of Tenant's interest in the Lease or any portion of the Premises, and that Tenant is fully authorized to execute, deliver and perform this Fourth Amendment. Tenant hereby represents and warrants to Landlord that to the best of its knowledge there are no claims, demands, obligations, liabilities, actions or other cause of actions which have accrued or which may accrue arising from or: related to the Lease or the Premises.
10.Binding Effect. This Fourth Amendment becomes effective only upon the execution by Landlord and Tenant.
11.Definitions. All capitalized terms used herein, but not defined herein, shall have the same meanings given to such terms in the Lease unless otherwise indicated. ·
12.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall remain and continue in full force and effect as amended herein. Each of Landlord and Tenant confirms that it is in compliance with the Lease provisions and the neither Tenant nor Landlord has any defenses, claims or offsets against the other as of the date hereof. As of the date hereof, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or use or occupancy of the Premises prior to the date hereof. Except as specifically modified in this Fourth Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this Fourth Amendment and the terms and provisions of the Lease, the terms and provisions of this Fourth Amendment shall govern.
13.Governing Law. The governing law of this Fourth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
14.Complete Agreement. This Fourth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
15.Benefit. Subject to.tile limitations on Tenant's assignment and subleasing provided in the Lease, this Fourth Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

16.Amendment. This Fourth Amendment may not be amended except in writing signed by the parties hereto.
17.Headings. The paragraph headings of this Fourth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
18.Time. Time is of the essence hereof.
19.Survival. All covenants, agreements, representations and warranties as set forth in this Fourth Amendment shall survive the termination of the Lease.
20.Counterparts. This Fourth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment to Lease as of the day and year set first above written.

LANDLORD:

DENVER-STELLAR ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By: ARC Denver, L.L.C., a Delaware limited liability company, its general partners

By: ARC Denver, Inc., a Delaware corporation, its manager

Date:_________________	By: /s/ David G. Marshall David G. Marshall, President

TENANT:

WESTERN GAS RESOURCES, INC., a Delaware corporation

Date:Jan. 13, 2005	By: /s/ John C. Walter (Title)

EXHIBIT "A-1"

DENVER PLACE
PLAZA TOWER
1099 18th Street
Denver, Colorado
LEVEL 18
FEBRUARY 18, 2002
999 18TH STREET, #1201
DENVER, COLORADO